Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

Dear Stockholder:

I am pleased to announce that on July 12, 2012, Steadfast Income REIT's Board of Directors approved an estimated net asset value (NAV) per share of our common stock at $10.24, which is an increase to the current $10.00 per share offering price in our continuous public offering. We feel that this estimated valuation highlights that the Company is successful executing on our strategy of creating value for our stockholders by making acquisitions of primarily well established, income-producing apartment property investments that are positioned to benefit from the potential growth of the multifamily sector.

Since July 2010, we have been offering shares of our common stock at a price of $10.00 per share. This price was determined arbitrarily due to the fact that when we commenced our public offering, we did not own any assets. By March 31, 2012, we had acquired eleven multifamily properties in our real estate portfolio. The objective of our Board of Directors in determining the estimated NAV per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. Duff and Phelps, LLC reviewed the valuation methodology and the resulting value conclusions employed by our advisor and shared with the Company’s Board of Directors its view regarding the reasonableness of such methodology and valuation conclusions.
The estimated NAV per share was determined based on the estimated value of our assets consisting primarily of 11 multifamily properties less the estimated value of our liabilities, divided by the number of shares outstanding, all as of March 31, 2012. Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2012, for a description of the methodology used to determine the estimated NAV per share.
The estimated NAV per share may not reflect the amount that you would obtain if you were to sell your shares or if we liquidated our assets. Further, the estimated NAV per share was calculated as of a moment in time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets (including acquisitions and dispositions that occurred after March 31, 2012), other developments related to individual assets and changes in the real estate and capital markets. As a result, you should not rely on the estimated NAV per share in making an investment decision.

In conjunction with the determination of the estimated NAV per share, our Board of Directors announced the following changes effective September 10, 2012:

1.	The offering price of shares of our common stock in our initial public offering will increase from the current $10.00 per share to $10.24 per share.

2.	The effective annual distribution per share will increase from $0.70 per share to $0.7168 per share to maintain an annualized distribution rate of 7.0% based on the new share price of $10.24.

3.
Shares purchased pursuant to the distribution reinvestment plan (DRIP) will adjust from $9.50 per share (95% of the stated primary offering price of $10.00 per share) to $9.73 per share (95% of the restated primary offering price of $10.24 per share).

4.	Redemptions under our share repurchase plan will be redeemed at a price, or at a discount to, the new offering price of $10.24.

What shareholders will see beginning with their September statement:

•	An immediate increase in their account value

•	Cash distributions that currently accrue at a rate of $0.001917 per day will adjust to $0.001964 per day

As always, if you have any questions about this change, or your investment with us, please call your financial representative or our investor services team toll-free at (888) 223-9951, Monday through Friday, 8:00 A.M. to 5:00 P.M. Central Time.

Thank you again for putting your trust in Steadfast Income REIT.

Sincerely,

/s/ Rodney F. Emery

Rodney F. Emery
President and Chief Executive Officer